DEVON GROUP, INC. 281 Tresser Blvd., Suite 501, Stamford, Connecticut
06901



                                                     June 19, 1995





Dear Stockholder:

    You  are  cordially invited to attend our  Annual  Meeting  of
Stockholders  which will be held on Tuesday,  July  25,  1995,  at
10:00 A.M. (local time) at The Rockefeller Center Club, 30 Rockefeller Plaza, The Radio City Suite, 64th Floor, New York, New York.

    In addition to the specific matters to be acted upon, there will be a presentation by management of the Company and an opportunity for questions of general interest to the stockholders. Important information is contained in the accompanying Proxy Statement and Annual Report to Stockholders for the fiscal year ended March 31, 1995.

    Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to mark, sign, date, and return the enclosed Proxy Card in the envelope provided at your earliest convenience.


                              Sincerely,



                              Marne Obernauer, Jr.
                              Chairman of the Board

                         DEVON GROUP, INC.
                 281 Tresser Boulevard, Suite 501
                 Stamford, Connecticut 06901-3227


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held on July 25, 1995


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Devon Group, Inc., a Delaware corporation (the "Corporation"), will be held at The Rockefeller Center Club, 30 Rockefeller Plaza, The Radio City Suite, 64th Floor, New York, New York, on July 25, 1995, at 10:00 A.M., local time, for the following purposes:

        1. to elect a Board of seven (7) directors for the ensuing year and until their respective successors have been duly elected and qualified;

        2. to approve the 1995 Non-Qualified Stock Option Plan for 360,000 shares of the Corporation's Common Stock;

        3. to ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the Corporation for the fiscal year ending March 31, 1996; and

        4. to transact such other business as may properly be brought before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on June 9, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record on that date will be entitled to vote. A list of such stockholders will be available at the time and place of the Annual Meeting and, during the ten (10) days prior to the Annual Meeting, at the Corporation's office at 281 Tresser Boulevard, Suite 501, Stamford, Connecticut.

    Please vote, sign, date, and return the enclosed Proxy Card in the accompanying envelope at your earliest convenience. If you return your Proxy Card, you may nevertheless attend the Annual Meeting and vote your shares in person.

                         By Order of the Board of Directors,
                                   Robert A. Frasco
                                      Secretary
Stamford, Connecticut
June 19, 1995


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
VOTE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD FOR
WHICH A STAMPED RETURN ENVELOPE IS PROVIDED.

                         DEVON GROUP, INC.
                 281 Tresser Boulevard, Suite 501
                 Stamford, Connecticut  06901-3227


                          PROXY STATEMENT


                  ANNUAL MEETING OF STOCKHOLDERS

                           JULY 25, 1995


    The accompanying proxy, first being mailed to stockholders on or about June 19, 1995, is solicited by the Board of Directors of Devon Group, Inc., a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 25, 1995, and at any adjournments thereof, notice of which is attached hereto.

    Shares represented by a duly executed Proxy Card in the form enclosed herewith received by the Corporation prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the choices specified by the stockholder. If no choice is specified, the shares will be voted FOR the election of the nominees for director named below and FOR the proposals referred to in items 2 and 3 in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement.

    Any stockholder may revoke a proxy at any time prior to its exercise by delivering a later dated proxy or a written notice of revocation to the Secretary of the Corporation at the address of the Corporation set forth above or by voting in person at the Annual Meeting. If a stockholder does not plan to attend the Annual Meeting, any proxy or notice should be returned for receipt by the Corporation not later than the close of business on July 21, 1995, the Friday preceding the Annual Meeting. The persons named as proxies on the Proxy Card are officers of the Corporation.

    The cost of solicitation will be borne by the Corporation, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made by the Corporation's officers or employees personally or by telephone or telecopy. In addition, the Corporation has engaged the services of Morrow & Co. to assist in the distribution of proxies for a fee of approximately $1,500 plus expenses.

   The Board of Directors has fixed the close of business on June 9, 1995, as the record date for the Annual Meeting. On that date the Corporation had outstanding 7,278,817 shares of Common Stock. Only holders of Common Stock of record at the close of business on June 9, 1995, will be entitled to vote at the Annual Meeting or any adjournments thereof, and each stockholder will be entitled to one vote for each share held, which may be given in person or by proxy authorized in writing.

    No business other than that set forth in this Proxy Statement and the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. However, should any other matters requiring a vote of stockholders arise, including a question of adjourning the Annual Meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Corporation.

   The mailing address of the Corporation's principal executive office is 281 Tresser Boulevard, Suite 501, Stamford, Connecticut
06901-3227.

              PRINCIPAL HOLDERS OF VOTING SECURITIES

   The following table sets forth the holdings of those persons known to the Corporation to own beneficially 5% or more of the Corporation's Common Stock as of May 26, 1995. Unless otherwise indicated, the named person has sole voting and dispositive power with respect to the shares beneficially owned. This information is based in part on records of the Corporation and in part on information received from the respective security holders.

     Name and Address                     Number of        Percent
     of Beneficial Owner                Shares Owned      of Class
Marne Obernauer, Jr. (1)...................902,999          12.41
  c/o Devon Group, Inc.
  450 Park Avenue
  New York, New York  10022

Fidelity Management & Research Company.....901,850          12.39
  82 Devonshire Street
  Boston, Massachusetts  02109

Neumeier Investment Counsel................434,725           5.97
  26435 Carmel Rancho Boulevard
  Carmel, California 93923

First Pacific Advisors, Inc................384,800           5.29
  11400 West Olympic Boulevard
  Los Angeles, California 90064


(1) Includes an aggregate of 12,000 shares held by Mr. Obernauer, Jr.
    as trustee, for trusts created for the benefit of his two sons, a niece, and a nephew, over which Mr. Obernauer, Jr. has voting and investment power.

                       ELECTION OF DIRECTORS


    Seven directors, all of whom are presently directors of the Corporation, are to be elected at the Annual Meeting, to serve until the 1996 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The persons named
as  proxies in   the  accompanying  Proxy  Card,  who  have  been
designated by management, intend to vote, unless otherwise instructed in such Proxy Card, FOR the nominees listed below; that is, for the election of Messrs. Obernauer, Jr., Blank, Dinzole, Gisel, Harrington, Obernauer, and Palmer. If any of these nominees should be unable to serve, the proxies will vote for the election of such other person or persons as shall be determined in accordance with their best judgment.

Information Pertaining to Nominees

    The following table sets forth the name and the age of each nominee, the principal occupation of each nominee during the past five years, and any other directorships held by each nominee in any company subject to the reporting requirements of the Securities Exchange Act of 1934 or in any company registered as an investment company under the Investment Company Act of 1940.

                            Director      Principal Occupation and
   Nominees           Age    Since        Other Directorships Held

Marne Obernauer, Jr....52    1977  Chairman of the Board of Directors
                                   and Chief Executive Officer of the
                                   Corporation since June 1986;
                                   Mr. Obernauer, Jr. is the son of
                                   Mr. Obernauer.

Robert S. Blank........54    1992  Partner of Whitcom Partners since
                                   January 1973; a director of Toll
                                   Brothers, Inc.

John W. Dinzole........67    1969  President and Chief Operating
                                   Officer of the Corporation since
                                   June 1986; Chairman of Black Dot
                                   Graphics, Inc. (a subsidiary of
                                   the Corporation) since October
                                   1992; Chairman and Chief Executive
                                   Officer of Black Dot Graphics,
                                   Inc. from 1969 to October 1992.

William G. Gisel.......79    1982  Retired Chairman, President, and
                                   Chief Executive Officer of Bell
                                   Aerospace Textron, a division of
                                   Textron Inc.; a director of
                                   Niagara Share Corp.

Thomas J. Harrington...55    1990  President and Chief Executive
                                   Officer of Spectrum Capital, Ltd.
                                   since July 1985.

Marne Obernauer........76    1971  Chairman of the Executive
                                   Committee of the Board of
                                   Directors of the Corporation since
                                   June 1986; Chairman of the Board
                                   of Directors of BDH Inc., the
                                   parent of Beverage Distributors
                                   Corporation, a former division of
                                   the Corporation, since June 1986.

Edward L. Palmer.......77    1982  Retired Chairman of the Executive
                                   Committee and Director of Citicorp
                                   and Citibank, N.A.; a director of
                                   Holmes Protection Group, Inc.,
                                   Lanxide Corporation, Phoenix Group
                                   of Funds, and SunResorts Ltd.,
                                   N.V.


   The Board of Directors recommends that stockholders vote FOR the election of each of the seven nominees.

Operation of the Board of Directors

   The Board of Directors of the Corporation held four meetings in fiscal 1995. Each director attended at least 75 percent of all regular meetings of the Board of Directors and meetings held by all committees of the Board on which he served during fiscal 1995.

   Each director who is not also an employee of the Corporation receives an annual director's fee of $16,000. In addition, for each day that a meeting of the Board of Directors or any committee thereof is held, each director receives a fee of $1,000 for attendance at such meeting, and an additional $250 for each meeting in excess of one held on the same day.

   The members of the Corporation's Audit Committee are Messrs. Harrington, Blank, and Gisel. The principal functions of the Audit Committee are to ascertain the existence of an effective accounting, budgeting, and internal control system, to review both the independent and internal audit functions, and to be available to meet with the independent auditors to resolve problems, if any, that may arise in connection with audits or otherwise. The Audit Committee held three meetings during fiscal 1995.

   The members of the Corporation's Compensation Committee are Messrs. Gisel, Blank, and Palmer. The principal functions of the Compensation Committee are to fix the compensation of senior officers of the Corporation and subsidiaries and to establish, modify, and maintain the retirement, incentive, and stock option plans of the Corporation and its subsidiaries. The Compensation Committee held two meetings during fiscal 1995.

   The members of the Corporation's Executive Committee are Messrs. Obernauer, Harrington, and Obernauer, Jr. The principal functions of the Executive Committee are to act on behalf of the Board of Directors with respect to such matters as the Board of Directors may specifically designate and to have such powers as the Board of Directors may specifically delegate from time to time. The
Executive Committee held two meetings during fiscal 1995.

   The Corporation has no Nominating Committee.

   The following table sets forth the amount and percentage of Common Stock of the Corporation beneficially owned as of May 26, 1995, by the Chief Executive Officer, and the other four most highly compensated executive officers (the "Named Executives"), and by each director and all directors and executive officers as a group. Unless otherwise indicated, the named individuals have sole voting and dispositive power with respect to the shares of Common Stock.

                                                        Common Stock
                                                Amount and
                                                Nature of
                                                Beneficial      Percent
      Name                                      Ownership       of Class

Robert S. Blank..............................     5,000             *
John W. Dinzole..............................   200,500(1)        2.75
Howard A. Fiedler............................   146,393(2)        2.01
Terence M. Flynn.............................   233,868(3)        3.21
William G. Gisel.............................     3,000             *
Thomas J. Harrington.........................     7,000             *
Bruce K. Koch................................    12,000             *
Marne Obernauer..............................   328,000(4)        4.51
Marne Obernauer, Jr..........................   902,999(5)       12.41
Edward L. Palmer.............................    87,999           1.21
Total of all Directors and Executive Officers
(14 Individuals)............................  2,031,688          27.91


* Less than 1%

(1) Held in a trust of which Mr. Dinzole is a beneficiary and the trustee.

(2) Excludes 1,500 shares held by Mr. Fiedler's wife, in which Mr. Fiedler disclaims all beneficial interest.

(3) Includes 182,159 shares held by a corporation of which Mr.
    Flynn is the sole shareholder.

(4) Excludes 5,000 shares held by Mr. Obernauer's wife, in which Mr. Obernauer disclaims all beneficial interest, and includes
    28,000 shares held in a charitable remainder trust in which Mr. Obernauer retains a life interest.

(5) Includes an aggregate of 12,000 shares held by Mr. Obernauer, Jr., as trustee, for trusts created for the benefit of his two sons, a niece, and a nephew, over which Mr. Obernauer, Jr. has voting and investment power.

                REMUNERATION OF EXECUTIVE OFFICERS


Compensation Committee Report

   As members of the Compensation Committee, it is our duty to set the base salary compensation for the executive officers and to administer the annual bonus plan of the Corporation (the "Corporate Bonus Plan") and the bonus plans of its subsidiaries (the "Subsidiary Bonus Plans"). As part of this process, we annually review the compensation levels of senior management, evaluate the performance of senior management, and consider management succession and related matters.
We take into account how total compensation compares to compensation paid by similar companies as well as the Corporation's performance.

   The compensation policy of the Corporation for its key executives is established by the Compensation Committee. A significant portion of the annual compensation of such executives relates to and is contingent upon the performance of the Corporation. Under the various bonus plans, bonuses are paid based on the performance of the subsidiary to which the officer is assigned, or, in the case of Messrs. Obernauer, Jr., Dinzole, and Koch, the performance of the Corporation on a consolidated basis. For fiscal 1995 maximum annual bonus compensation amounted to 100% of base salary for executives in the Corporate Bonus Plan. Executives participating in the Subsidiary Bonus Plans are not subject to individual maximums. The maximum earned bonus that may be paid in any one year in any of the plans is 50% of a participant's base salary (not including carryovers). The remaining earned but unpaid bonus amount is paid to participants in equal installments at the end of each of the succeeding three fiscal years. In the case of a termination of employment, such carryover amounts may or may not be paid depending upon the circumstances of the termination.

   The Corporation's performance, or that of a subsidiary, for purposes of compensation decisions is measured under the annual bonus plan against goals established and approved by the Compensation Committee. The Corporate Bonus Plan goals specify targeted levels of return on equity, and Subsidiary Bonus Plan goals are based on targeted levels of income before interest and taxes combined with targets related to return on capital employed.

   Executives of the Corporation and its subsidiaries are also eligible to receive stock options under the Corporation's Non-
Qualified Stock Option Plan (the "NSO Plan") and its
1993 Non-Qualified Stock Option Plan (the "1993 NSO Plan").
The primary purposes of the NSO Plan and the 1993 NSO Plan are:
(a) to enable executives to acquire shares of the Corporation's Common Stock pursuant to the terms of these Plans, thereby increasing their personal involvement and interest in the Corporation; (b) to enable the Corporation to attract and retain the services of key employees necessary to the growth and development of the Corporation; and (c) to provide a means of rewarding outstanding performance. The NSO Plan and the 1993 NSO Plan are administered by the Compensation Committee (the NSO Plan may also be administered by the Board of Directors), which is authorized to designate the optionees, exercise prices, exercise periods, and dates of grants.
The exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant. There were no options granted in fiscal 1995. The Corporation also maintains insurance, Section 401(k), profit sharing, and other retirement plans for its employees.

   Mr. Obernauer, Jr.'s base salary for fiscal 1995 was based upon his continuing employment agreement with the Corporation entered into December 30, 1982 (the "Employment Agreement") which provides, among other things, for annual increases to be determined by the Board of Directors in its sole discretion. Mr. Obernauer, Jr.'s base salary was increased to $315,000 effective August 1, 1994. In granting the 5.70% increase ($17,000), the Compensation Committee considered such factors as salaries paid to other similarly situated CEOs and the Corporation's current performance trends. The perquisites and other benefits received by Mr. Obernauer, Jr. are provided pursuant to his Employment Agreement and are consistent with those provided other similarly situated CEOs.

   No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.


                                        Compensation Committee



                                        William G. Gisel, Chairman

                                        Robert S. Blank

                                        Edward L. Palmer




May 26, 1995

Summary Compensation Table

   Set forth below is information with respect to the remuneration paid by the Corporation and its subsidiaries during the fiscal years ended March 31, 1995, 1994, and 1993, to the Named Executives.


                    Annual           Compensation  Long    Term     Compensation
                                                         Awards           Payouts
                                        Other     Restricted Securities
Name and                                Annual      Stock    Underlying   LTIP     All Other
Principal   Fiscal  Salary    Bonus  Compensation  Award(s)  Option/SARSs Payouts Compensation
Position    Year     ($)       ($)      ($) (1)       ($)        (#)         ($)     ($) (3)

Marne       1995   309,333   309,333       -           -          -           -      7,371
 Obernauer, 1994   292,667   292,667       -           -          -           -     18,209
 Jr.        1993   277,333   221,866       -           -          -           -     17,402
 Chairman
 and CEO

John W.     1995   326,667   326,667   105,700(2)      -          -           -     10,824
 Dinzole    1994   317,666   317,666   105,700(2)      -          -           -     14,703
 President  1993   308,000   246,400    79,275(2)      -          -           -     14,716
 and COO

Bruce K.    1995   201,333   201,333       -           -          -           -      7,337
 Koch       1994   190,667   190,667       -           -       35,000         -     10,145
 Exec. V.P. 1993   181,000   144,800       -           -          -           -      9,729
 Operations
 and Finance
 and CFO

Howard A.   1995   190,000   300,000       -           -          -           -     10,797
 Fiedler    1994   185,000   290,000       -           -       35,000         -     13,320
 CEO, Black 1993   185,000   220,000       -           -          -           -     13,528
 Dot
 Graphics,
 Inc.

Terence M.  1995   209,463   115,400     70,000(2)     -          -           -      5,828
 Flynn      1994   198,660   102,250     70,000(2)     -          -           -      5,828
 President, 1993   191,667    89,000     46,667(2)     -          -           -      5,828
 Portal
 Publications,
 Ltd.

(1)Perquisites do not exceed the lesser of either $50,000 or 10% of total salary and bonus.

(2)Reflects amounts received pursuant to the Corporation's Executive
   Retirement Compensation Plan.

(3)Includes amounts allocated during fiscal 1995 by the Corporation under the Black Dot Graphics, Inc. Profit Sharing and Savings Plan
   as follows:   Messrs. Obernauer, Jr. $7,371, Dinzole $10,824,
   Koch $7,337, and Fiedler $10,797. Also includes $5,828 of premiums paid by the Corporation for term life insurance on the life of Mr. Flynn.

Option Grants in Last Fiscal Year

   There were no options granted under the NSO Plan or the 1993 NSO Plan in fiscal 1995.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-end
Option Values

   The following table sets forth for each of the Named Executives, any stock options exercised pursuant to the NSO Plan and 1993 NSO Plan, the net value realized upon exercise (closing price on the date of exercise minus exercise price), the number of options held at fiscal year end, and the aggregate value of in-the-money options held at fiscal year end (based on year-end closing price minus exercise price).


                                                     Number of                Value of Unexercised
                    Shares Acquired  Value      Unexercised Options           In-the-Money Options
                      on Exercise   Realized    at Fiscal Year-end             at Fiscal Year-end
     Name                 (#)          ($)             (#)($)
                                            (Exercisable/Unexercisable)    (Exercisable/Unexercisable)

Marne Obernauer, Jr.       -            -                -                              -
John W. Dinzole            -            -                -                              -
Bruce K. Koch           12,000      165,000        23,500/59,500                 435,875/999,875
Howard A. Fiedler          -            -           3,500/31,500                  42,875/385,875
Terence M. Flynn           -            -                -                              -

Executive Retirement Compensation Plan

   The Corporation's Executive Retirement Compensation Plan (the "Retirement Plan") is a noncontributory and unfunded defined benefit plan which is not subject to the requirements of the Employee Retirement Income Security Act of 1974. Eligibility for and level of participation in the Retirement Plan is at the sole discretion of the Compensation Committee of the Board of Directors. Retirement contracts entered into with each participant in the Retirement Plan establish the amounts to be allocated annually to such participant's retirement compensation account. Such amounts are determined separately for each participant. Each retirement account accrues interest at the rate of 6% per annum and establishes the benefit levels which such participant will be eligible to receive upon retirement at age 65. Benefits are paid for the life of the participant if such participant shall have remained in the employ of the Corporation until age 65. Since the Retirement Plan is not funded, these allocated amounts are currently expensed but not paid. If a participant retires or dies or his retirement contract is otherwise terminated before he reaches age 65, a benefit equal to the value at such date of all allocations to his retirement compensation account becomes payable to the participant or his designated beneficiary in 120 monthly installments.

   The following table reflects amounts expensed (but not paid) by the Corporation during fiscal 1995, estimated annual benefits at March 31, 1995 (assuming employment until age 65 and based upon current bonus level, limited to 50% of salary), and credited years of service for each of the Named Executives:

                                               Estimated        Years
                              Fiscal 1995   Annual Benefits       of
                           Amounts Expensed    at Age 65       Service

Marne Obernauer, Jr....        $76,491          $221,081          21
John W. Dinzole........         57,054           105,700          26
Howard A. Fiedler......         28,845            70,000          26
Terence M. Flynn.......         38,329            70,000          25
Bruce K. Koch..........           -                 -             17

Total of all Named Executives $200,719          $466,781



   As required by the Retirement Plan, Messrs. Dinzole and Flynn receive annual payments under the Retirement Plan in the amounts of $105,700 and $70,000, respectively.


Executive Agreements

   The Corporation (or a subsidiary of the Corporation) has entered into separate employment agreements with each of Messrs. Obernauer, Jr., Dinzole, Fiedler, Flynn, and Koch. Set forth below is a description of the principal terms of the employment agreements with each Named Executive.

   The Corporation agrees to employ the Named Executive unless and until the Corporation shall give him written notice of termination at least one year prior to an anniversary date defined in the agreement. The Named Executive agrees to serve the Corporation in such executive capacities as may be determined by the Board of Directors and shall devote his full time to the affairs of the Corporation. The Named Executive receives a base compensation amount, which may be increased by the Board of Directors, and an incentive bonus in accordance with existing plans. The employment agreements for Messrs. Obernauer, Jr., Dinzole, and Flynn provide for their participation in the Corporation's Executive Retirement Compensation Plan. Each employment agreement gives the Named Executive the right to receive benefits under any other incentive, retirement, group life, health, or accident insurance, hospitalization, or other benefit plan which may be in effect at the Corporation. The Corporation is also obligated to supply an automobile to Messrs. Obernauer, Jr., Dinzole, and Flynn and to reimburse them for all business expenses incurred in connection with the performance of their duties. Each employment agreement may be terminated by the Corporation for any illness or incapacity of the Named Executive extending beyond a six-month period by giving him thirty days notice of termination at the expiration of the six-month period and at any time prior to his return to employment and performance of his full duties thereunder. Each employment agreement will also terminate upon the Named Executive's death, and the Corporation retains the right to terminate the Named Executive's employment for cause (as described therein) at any time.

                         PERFORMANCE GRAPH


   The following line graph compares, over a five-year period, the cumulative return, calculated on a dividend reinvested basis, on a $100.00 investment on April 1, 1990 in the Corporation's Common Stock, the S & P 500 market index, and a Corporation-chosen peer group. The Corporation's fiscal year ends on March 31.








                        3/31/91    3/31/92     3/31/93   3/31/94   3/31/95
   Devon Group, Inc.    $ 42.22    $ 63.33     $162.22   $164.44   $257.78
   S & P 500            $114.72    $127.31     $146.65   $148.79   $171.48
   Peer Group*          $111.36    $116.83     $130.36   $142.46   $141.37


*The companies that comprise the Corporation-chosen peer group are Banta Corporation, Cadmus Communications Corporation, R.R. Donnelley & Sons Company, Gibson Greetings, Inc., and Graphic Industries, Inc., all of which are engaged in businesses similar to that of the Corporation.

       APPROVAL OF THE 1995 NON-QUALIFIED STOCK OPTION PLAN



Proposed Action

   The Board of Directors proposes that the stockholders approve the 1995 Non-Qualified Stock Option Plan (the "1995 NSO Plan") which was adopted by the Board of Directors on May 2, 1995, subject to such approval of the stockholders.


The 1995 NSO Plan

   Purposes. The purposes of the 1995 NSO Plan are (a) to further the growth and success of the Corporation and its subsidiaries by enabling directors and employees of the Corporation to acquire shares of its Common Stock, thereby increasing their personal involvement and interest in the Corporation, (b) to enable the Corporation to attract and retain the services of its directors, employees, and officers necessary for the growth and development of the Corporation, and (c) to provide a means of rewarding outstanding performance.

   Shares Subject to Purchase Upon Exercise of Options; Changes in Corporate Structure. The total number of shares of Common Stock issuable upon the exercise of options which may be granted pursuant to the 1995 NSO Plan will be 360,000. In the event of a stock dividend, stock split, or other change in the corporate structure of the Corporation affecting the Common Stock, an appropriate adjustment shall be made in the number of shares subject to the 1995 NSO Plan and the number and option price of shares subject to options granted thereunder to reflect the effects of such stock dividend, stock split, or other change in corporate structure. The 1995 NSO Plan will terminate on, and no option may be granted under the 1995 NSO Plan after, July 24, 2005. Shares of Common Stock issuable upon exercise of options granted which have expired or been terminated are available for the granting of other options pursuant to the 1995 NSO Plan. As of May 26, 1995, the market value of the 360,000 shares issuable under the 1995 NSO Plan would have been $9,720,000, based on the closing price of the Common Stock as reported by NASDAQ for that day.

   Administration of 1995 NSO Plan. The 1995 NSO Plan will be administered by a committee (the "Committee") of two or more directors appointed by the Board of Directors. The Committee will have sole authority to determine which eligible individuals shall receive options, the time at which options shall be granted, the terms of such options, including price, the acceleration of the exercise date of any options, and the number of shares of Common Stock to be optioned. The 1995 NSO Plan may be terminated at any time by the Board of Directors, but such action will not affect options previously granted.

  Eligible Persons. As of July 25, 1995 approximately 1,900 employees and all directors of the Corporation who are not on the Committee will be eligible to receive options pursuant to the 1995 NSO Plan. More than one option may be granted to any one person and may be outstanding at any time.

   Option Price. The price of shares which may be purchased upon exercise of an option granted under the 1995 NSO Plan is determined by the Committee. In no event shall such option price be less than 100% of the fair market value of the shares of Common Stock subject to the option on the date the option is granted.

   Exercise of Options. Options granted pursuant to the 1995 NSO Plan are exercisable at such price and at such times as are set forth in the option agreement between the Corporation and the option holder.
The term of each option is for a period not exceeding 10 years from the date of grant. The 1995 NSO Plan does not permit options to be assigned or transferred except by will or by operation of the laws of descent and distribution and requires that, during the lifetime of the option holder, options be exercised only by such option holder. Options granted pursuant to the 1995 NSO Plan are evidenced by option agreements (which need not be identical) in such form as the Committee may from time to time approve. Upon exercise of an option, payment in full of the purchase price thereof in cash in the form of a certified check or, at the discretion of the Committee, in equivalently valued shares of Common Stock (or a combination of both cash and shares) is required before the option shares are delivered.

   Amendment. The Board of Directors at any time may terminate or amend the 1995 NSO Plan provided that such termination or amendment:
(a) be approved by the holders of shares representing a majority of the voting power of the Corporation's Common Stock entitled to vote thereon if such approval is required by law or is necessary to comply with regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities and Exchange Act of 1934 and (b) not adversely affect any option theretofore granted but not exercised under the 1995 NSO Plan without the consent of the holder of such option.

   Federal Income Tax Consequences. Under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, options granted pursuant to the 1995 NSO Plan and shares of Common Stock acquired upon the exercise of such options will generally be treated for Federal income tax purposes as follows:

     1. A person who is granted an option pursuant to the 1995 NSO Plan (an "Optionee") will not realize taxable income upon the grant of such option.

     2. Generally, an Optionee who is not an officer, a director, or a 10% stockholder of the Corporation will realize ordinary income upon the exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock acquired by him (determined as of the exercise date) over the option exercise price. The Optionee's basis in the shares so acquired will be equal to the option exercise price increased by the amount of income realized by him.



     3. An Optionee who is an officer, a director, or a 10% stockholder of the Corporation will be taxed upon the exercise of his option at the same time and in the same manner as any other Optionee (as described in Paragraph 2 above) unless the sale by him of any shares of Common Stock so acquired within six months after such exercise could subject him to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended. Even though the acquisition of shares upon exercise of an option will generally be exempt from
Section 16(b), such potential liability may, for example, exist if the subsequent sale of such shares could be matched under Section 16(b) with any purchase of other shares before the exercise of the option. If such potential liability exists, the Optionee will not realize ordinary income until the expiration of such six-month period or the first day on which the sale of such shares at a profit would not subject him to such potential liability, whichever occurs first. Notwithstanding the foregoing, the Optionee may elect to be taxed immediately upon exercise of the option. The amount of ordinary income so realized will be equal to the excess, if any, of the fair market value of the shares acquired by him upon the exercise of the option (determined as of the time that he is taxable) over the option exercise price.

     4. The Corporation will generally be entitled to a tax deduction in the year in which an Optionee realizes ordinary income from the exercise of an option. The amount of any such tax deduction will be equal to the amount of ordinary income realized by the Optionee.

     5. If an Optionee disposes of any shares of Common Stock acquired by him pursuant to the exercise of an option, the difference between the proceeds of the disposition and the Optionee's basis in the shares will represent capital gain or loss to the Optionee (assuming the Optionee held the shares as a capital asset). Such capital gain or loss will be long-term if the Common Stock was held by the Optionee for more than one year.

     6. Under certain circumstances, an Optionee may be permitted to pay all or a portion of the option exercise price by surrendering shares of Common Stock already owned by him. Such payment will be treated by the Internal Revenue Service as two transactions. First, the Optionee will be treated as having exchanged, in a tax-free transaction, the shares already owned by him for a comparable number of new shares, and these new shares will retain the basis and holding period of the shares so exchanged. Second, the Optionee will realize ordinary income in an amount equal to the fair market value of the remainder of the new shares (less any cash paid therefor), and these remaining new shares will have a basis equal to their fair market value as of the exercise date and a holding period that begins on such date.

     The 1995 NSO Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the 1995 NSO Plan.

     A majority of the votes cast at the Annual Meeting will be required for approval of this proposal.


     The Board of Directors recommends that stockholders vote FOR approval of the 1995 Non-Qualified Stock Option Plan.


               RATIFICATION OF SELECTION OF AUDITORS


   The Board of Directors of the Corporation has selected KPMG Peat Marwick LLP as the firm of independent auditors to audit the accounts of the Corporation and its subsidiaries for the fiscal year ending March 31, 1996. This firm, which has acted as auditors for the Corporation since 1970, expects to have a representative at the Annual Meeting who will have the opportunity to make a statement, and who will be available to answer appropriate questions. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the Board of Directors will reconsider its selection. A majority of the votes cast at the Annual Meeting will be required for ratification.

      The Board of Directors recommends that stockholders vote FOR the ratification of the selection of KPMG Peat Marwick LLP.


                      STOCKHOLDERS' PROPOSALS


   The Corporation will consider including a stockholder's proposal for action at its 1996 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with that Meeting if such proposal is received at the principal office of the Corporation no later than February 27, 1996. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by certified mail, return receipt requested. There were no proposals received by the Corporation for the 1995 Annual Meeting.

                                  By Order of the Board of Directors,


                                        Robert A. Frasco
                                           Secretary

June 19, 1995

                              DEVON GROUP, INC.
                        281 Tresser Blvd., Suite 501
                      Stamford, Connecticut 06901-3227

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
CORPORATION

   The undersigned hereby appoints Robert H. Donovan, Robert A. Frasco, and Bruce K. Koch as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them separately without the other to represent and to vote as designated below, all the shares of common stock of Devon Group, Inc. held of record by the undersigned on June 9, 1995, at the annual meeting of stockholders to be held at The Rockefeller Center Club, 30 Rockefeller Plaza, The Radio City Suite, 64th Floor, New York, New York, on July 25, 1995 at 10:00 A.M., local time, and at any adjournment thereof.






          (Continued and to be signed and dated on reverse side) THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ITEMS 2 AND 3.



1.  ELECTION OF DIRECTORS

    FOR all nominees listed below       WITHHOLD AUTHORITY to vote
    (except as marked to the contrary   for all nominees listed below
    below)


    Marne Obernauer, Jr., Robert S. Blank, John W. Dinzole,
    William G. Gisel, Thomas J. Harrington, Marne Obernauer, and
    Edward L. Palmer.

    Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below


2. Approval of the 1995 Non-Qualified Stock Option Plan for 360,000 shares of Common Stock

                           For       Against       Abstain


3. Ratification of the selection of KPMG Peat Marwick LLP as auditors for the fiscal year ending March 31, 1996

                           For       Against       Abstain


4.  Upon such other business as may properly come before the meeting.

                                 Please sign exactly as name appears
                           hereon.  When shares are held by joint
                           tenants, both should sign When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           Dated:                       , 1995



                                        Signature

                                  Signature if held jointly

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.